                                                                EXHIBIT 11

Anacomp, Inc. and Subsidiaries
COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE (Unaudited)
PRIMARY

                                            Three months ended  Six months ended
                                                 March 31,          March 31,
(In thousands, except per share amounts)      1995     1994       1995      1994

Earnings (loss) per Common Share:

   Net income (loss) available to
     common stockholders..................  $(8,203) $   403    $(8,462)  $ 9,264
                                            =======  =======    =======   =======

Shares:

   Weighted average common shares
    outstanding ..........................   46,045   42,993     45,944    41,896


Adjustments:

(a)  Assumed issuances under
      acquisition contingencies...........       --      240         --       240

(b)  Assumed issuances under
      stock option and stock
      purchase plans (antidelutive
      in a loss quarter) .................       --    1,341         --     1,265

(c)  Assumed exercise of warrants.........       --    1,966         --     1,825

Total shares .............................   46,045   46,540     45,944    45,226
                                            =======  =======    =======   =======



Earnings (loss) per common share .........   $  (.18)$   .01    $  (.18)  $   .20
                                             ======= =======    =======   =======

                                                                EXHIBIT 11

Anacomp, Inc. and Subsidiaries
COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE (Unaudited)
ASSUMING FULL DILUTION

                                            Three months ended  Six months ended
                                                  March 31,         March 31,
(In thousands, except per share amounts)      1995     1994       1995     1994

Earnings (loss) per Common Share:

   Net income (loss) available to
      common stockholder .................  $(8,203) $   403    $(8,462)  $ 9,264
                                            =======  =======    =======   =======

Shares:

   Weighted average common shares
    outstanding ..........................   46,045   42,993     45,944    41,896


Adjustments:

(a)  Assumed issuances under
      acquisition contingencies...........       --      240         --       240

(b)  Assumed issuances under
      stock option and stock
      purchase plans (antidelutive
      in loss quarter) ...................       --    1,392         --     1,391

(c)  Assumed exercise of warrants.........       --    2,046         --     2,103

Total shares .............................   46,045   46,671     45,944    45,630
                                            =======  =======    =======   =======



Earnings (loss) per common share..........  $  (.18) $   .01    $  (.18)  $   .20
                                            =======  =======    =======   =======